News Announcement	Immediate Release

REX AMERICAN RESOURCES AUTHORIZES

REPURCHASE OF ADDITIONAL 500,000 SHARES

- Has Repurchased 747,696 Common Shares in the Current Quarter -

Dayton, Ohio, (October 20, 2011) -- REX American Resources Corporation (NYSE: REX) announced today that its Board of Directors has authorized the repurchase of up to an additional 500,000 shares of its common stock. REX is also authorized to purchase 28,243 shares of its common stock pursuant to the 500,000 share authorization announced on September 28. To date in the third quarter ending October 31, 2011, REX has purchased 747,696 shares (at an average price of approximately $16.78 per share). Reflecting all purchases to date, REX presently has approximately 8,687,598 shares of common stock outstanding.

Share repurchases will be made from time to time in open market or private transactions at prevailing market prices, and all shares purchased will be held in the Company’s treasury for possible future use.

About REX American Resources Corporation www.rexamerican.com

REX American Resources has interests in six operating ethanol production facilities that meet its strategy and focused operating model. The facilities are all located in corn belts and near rail transportation, are designed and built using state-of-the-art Fagen and/or ICM technology, and are principally 100M gallon annual nameplate capacity plants. The six facilities have an aggregate annual nameplate production capacity of 592M gallons of ethanol, of which REX’s ownership is approximately 169M gallons. Levering its balance sheet strength, REX continues to seek opportunities to:

•       Expand its ownership in existing ethanol facilities,

•       Make complementary investments in additional ethanol plants or industrial projects that meet its risk and return criteria, and

•       Complete further repurchases of its common stock at a discount to book value.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative changes, the price volatility and availability of corn, sorghum, dried distillers grains, ethanol, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, changes in the national or regional economies, weather, the effects of terrorism or acts of war, changes in real estate market conditions and the impact of Internal Revenue Service audits. The Company does not intend to update publicly any forward-looking statements except as required by law.

For further information contact:
Douglas Bruggeman	Joseph Jaffoni/David Collins
Chief Financial Officer	Jaffoni & Collins
937/276-3931	212/835-8500
rex@jcir.com

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